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                                                      ITEM 14(a)3, EXHIBIT 10(t)

                          TESORO PETROLEUM CORPORATION

                     Non-Employee Director Retirement Plan

                          (Effective December 8, 1994)

         To promote the interest of Tesoro Petroleum Corporation (the "Company") and to assist the Company in obtaining and retaining qualified persons to act as directors of the Company, the Company has adopted the following Non-Employee Director Retirement Plan (the "Plan").

1. ADMINISTRATION. The Plan shall be administered by the Company's Board of Directors or by a committee consisting of directors of the Company appointed by the Board of Directors (the "Committee"). The Committee shall make all determinations which may be necessary or advisable for the administration of the Plan and is granted all powers and discretion granted in Section 7.3 and 7.4 of the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Plan.

2. ELIGIBILITY. Each person, other than full-time employees of the Company, serving, on or after the Effective Date of this Plan, as a director subject to reelection by the holders of capital stock of the Company entitled to vote in the elections of directors shall be entitled to elect to participate in this Plan. Each director electing to participate shall be entitled to benefits or the terms and conditions set forth below.

3. RETIREMENT BENEFIT. Any eligible director who elects to participate in this Plan and has served on the Board of Directors of the Company for at least an aggregate of three full years (excluding service while a full-time employee of the Company) shall be entitled to a retirement payment beginning the later of the director's sixty-fifth birthday or such later date that the individual's service as a director ends (the "Retirement Date"), as provided herein. Subject to Sections 4 and 5 below, the Company shall pay to the director annually a sum (the "Retirement Amount") equal to the base annual director retainer fee paid at the time the person ends service as a director of the Company. The base annual director retainer fee shall not include fees paid for attendance at meetings or other purposes. After a director's Retirement Date, the Retirement Amount shall be paid in monthly installments beginning on the first day of the month following the director's Retirement Date. The obligations of the Company under this Plan shall be subject to such provisions as it may deem appropriate for the withholding of any taxes which the Company determines is required to be withheld in connection with any payment under this Plan.
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4.       TERMINATION OF PAYMENT.  The Company shall pay the Retirement Amount annually for a period equal to the aggregate length of time (the "Benefit Period") the director served on the Board of Directors (excluding any period during which the director was a full-time employee of the Company), such period to be rounded up to the next full year; provided that the Company's obligation to pay the Retirement Amount shall terminate upon the death of the director. Notwithstanding the preceding sentence, in the event of death of a director after age 65, the Company shall pay an amount equal to 50 percent of the Retirement Amount to such director's spouse for the shorter of the remaining term of the Benefit Period or until the date of death of such spouse. In the event of death of a director during a year, the amount paid the surviving spouse shall be prorated based on the director's date of death. If a director does not have a spouse at the time of his death, no further benefits shall be paid.

5.       SPECIAL RETIREMENT PAYMENT.  In addition to the benefit provided in
         Section 3 above, if an electing director was the Chairman of the Board or the Chairman of any committee of the Company's Board (the "Board") at the time the director's service ends, the Company shall pay such person a one-time payment equal to the fee paid the prior calendar year by the Company for such individual's service as Chairman of the Board and/or Chairman of any committee of the Board. This payment is to be made within 30 days of the date the director's service ends. In the event of death of a director while serving as Chairman of the Board or Chairman of any committee of the Board, this payment shall be made to such director's spouse if living, otherwise to his estate.

6. CONSULTATION. At any time payments are being made to a person pursuant to this Plan, such person agrees to be available to consult with and advise the Board of Directors of the Company from time to time upon reasonable notice; provided that the Company shall pay all out-of-pocket expenses of such person, such person shall not be obligated to travel and such consultations shall not require more of such person's time than that required when he served as a director.

7. MEDIATION-ARBITRATION. A director and the Company will attempt in good faith to resolve any controversy or claim arising out of or relating to this agreement by mediation in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

         If the matter has not been resolved pursuant to the aforesaid mediation procedure within 60 days of the commencement of such procedure (which period may be extended by mutual agreement), or if either party will not participate in a mediation, the controversy shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered
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         Arbitration of Business Disputes, by a sole arbitrator.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16, and judgment upon the award rendered by the Arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be San Antonio, Texas. The arbitrators are not empowered to award damages in excess of actual damages, including punitive damages.

8. EFFECTIVE DATE. This Plan shall be effective on December 8, 1994, and shall remain in effect until termination by a resolution of the Board of Directors of the Company. Upon termination of this Plan, no person who has not retired shall be entitled to any benefits hereunder. However, the benefits payable to all then-retired directors shall continue in accordance with this Plan.

9. AMENDMENT OR TERMINATION OF THE PLAN. The members of the Board of Directors may amend or terminate this Plan at any time by an instrument in writing. Neither Plan termination nor amendment will affect the rights of any director to the benefits which would then be payable if such individual were then age 65 and ended his service immediately before such amendment or termination. Any such benefits shall be based upon the director fee schedule then in place.

10. PAYMENTS UNDER THIS AGREEMENT ARE THE OBLIGATIONS OF COMPANY. Company will pay the benefits due under this Plan from the general assets of the Company.

11.      LIMITATION OF RIGHTS.  Nothing in this Plan will be construed:

         (a) To give any member of the Board of Directors any right to be designated a participant in the Plan;

         (b) To limit in any way the right of Company to remove an individual from the Board of Directors at any time; or

         (c) To evidence any agreement or understanding, expressed or implied, that Company will retain an individual as a member of the Board of Directors for any particular remuneration or any terms of years.

12. DISTRIBUTIONS TO INCOMPETENTS. Should a director or spouse of a deceased director become incompetent, the Committee is authorized to pay the funds due directly to the incompetent or to apply those funds for the benefit of the incompetent in any manner the Committee determines in its sole discretion.

13. NONALIENATION OF BENEFITS. No right or benefit provided in this Plan will be transferable by the individual. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge,
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         and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this Plan will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any director or spouse of a deceased director becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit will, in the discretion of the Committee, cease. In that event, the Committee may have Company hold or apply the right or benefit or any part of it to the benefit of such individual or his or her spouse in any manner the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.

14. SEVERABILITY. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated.

15. NOTICE. Any notice or filing required or permitted to be given to the Committee or a director or spouse of a deceased director will be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of Company or to the last known residential mailing address of such individual. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.

16. GENDER AND NUMBER. Words used in this Plan of one gender are to be construed as though they were also used in another gender in all cases where they would so apply and likewise words in the singular or plural are to be construed as though they also included the other in all cases where they would so apply.

17. GOVERNING LAW. The Plan will be construed, administered and governed in all respects by the laws of the state of Texas.

         IN WITNESS WHEREOF, the Company has executed this document effective the 8th day of December 1994.

                           TESORO PETROLEUM CORPORATION

                           By /s/ WILLIAM T. VAN KLEEF
                           William T. Van Kleef
                           Vice President, Treasurer